PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Sigma Designs, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sigma Designs, Inc.
1778 McCarthy Blvd.
Milpitas, California 95035
(408) 262-9003

June           , 2012

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Sigma Designs, Inc. that will be held on ________________, 2012, at ______, Pacific Daylight Time, at _________________.

Your vote will be especially important at the Annual Meeting. As you may have seen, Potomac Capital Partners III, L.P. and certain affiliated entities (collectively, “Potomac”) have nominated a slate of directors to stand against the Sigma directors you elected to the Board of Directors last year. The Board strongly believes that Potomac’s actions are not in the best interests of the Company or its shareholders. We believe that your current Board of Directors should be permitted to continue to pursue long-term value for our shareholders.

Accordingly, we strongly urge you (1) to read the accompanying proxy statement carefully and vote FOR the nominees proposed by the Board of Directors and in accordance with the Board’s recommendations on the other proposals by using the enclosed WHITE proxy card and (2) not to return any proxy card sent to you by Potomac. If you vote using a gold proxy card sent to you by Potomac, you can subsequently revoke it by using the WHITE proxy card to vote by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Only your last-dated proxy will count—any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders is important.

We want your vote to be represented at the Annual Meeting. For those of you who plan to visit with us in person at the Annual Meeting, the Board of Directors and management look forward to seeing you at the meeting.

If you have any questions on how to vote, please contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834; banks and brokers may call collect at 1-212-750-5833.

We thank you for your continued support and interest in Sigma Designs.

Sincerely yours,

/s/ Thinh Q. Tran

Thinh Q. Tran
President and Chief Executive Officer

SIGMA DESIGNS, INC.
Notice of Annual Meeting of Shareholders
to be held _____________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD

[           ], 2012

To the Shareholders of Sigma Designs, Inc.:

The Annual Meeting of Shareholders of Sigma Designs, Inc., a California corporation (the “Company”), will be held at _______________________, on _____________, at _______, Pacific Daylight Time, for the following purposes:

1.	To elect four directors;

2.	To ratify the appointment of Armanino McKenna LLP as the Company’s independent registered public accounting firm for fiscal year 2013;

3.	To hold an advisory vote on our executive compensation for our named executive officers (the “say-on-pay vote”); and

4.	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment of the Annual Meeting.

Shareholders of record as of the close of business on June 12, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any postponement(s) or adjournment(s) thereof.

It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote as soon as possible.  Voting now will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Please review the instructions on page 2 of the attached Proxy Statement regarding your voting options.

By Order of the Board of Directors

/s/ Thomas E. Gay III

Thomas E. Gay III
Secretary

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

Sigma Designs, Inc.
1778 McCarthy Blvd.
Milpitas, California  95035
(408) 262-9003

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The accompanying proxy is solicited by the Board of Directors of Sigma Designs, Inc., a California corporation (“Sigma” or the “Company”), from the holders of Sigma common stock, no par value per share (the “Common Stock”) for use at Sigma’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on _____________ at_________, Pacific Daylight Time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at ______________________.  _____________________.

These proxy solicitation materials, which include this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card are being mailed to our shareholders of record as of June 12, 2012. The Company’s 2012 Annual Report on Form 10-K contains financial statements and financial statement schedules required to be filed for the fiscal year ended January 28, 2012.  Sigma will provide copies of exhibits to the Annual Report on Form 10-K at no charge to any requesting shareholder upon the request of the shareholder made in writing to Sigma at the following address: Investor Relations, Sigma Designs, Inc., 1778 McCarthy Blvd., Milpitas, California 95035.  This request must include a representation by the shareholder that as of June 12, 2012, the shareholder was entitled to vote at the Annual Meeting.

Record Date and Share Ownership

Shareholders of record at the close of business on June 12, 2012 (which we will refer to as the “Record Date” throughout this Proxy Statement) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof.  As of the Record Date, [] shares of Common Stock were issued and outstanding.

Shareholder Information

If you share an address with another shareholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have previously provided contrary instructions.  If you wish to receive a separate set of proxy materials, please request the additional copies by contacting us at Sigma Designs, Inc., 1778 McCarthy Blvd., Milpitas, California 95035, Attention: Investor Relations, or by contacting our Investor Relations Department at (646) 259-2999.  Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number above to request that only a single copy of these materials be delivered to your address in the future.

IMPORTANT

PLEASE MARK, SIGN AND DATE THE WHITE PROXY CARD AND RETURN IT IMMEDIATELY, OR VOTE BY TELEPHONE OR OVER THE INTERNET, SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on June 12, 2012, the Record Date for the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were [] shares of Common Stock outstanding and entitled to vote.

Shares Held in a Brokerage or Bank Account or in the name of other nominee

If, at the close of business on the Record Date, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares that are held in “street name” by your broker, banker or other nominee and these proxy materials are being forwarded to you by your broker, bank or agent. The broker, bank or other nominee holding your shares in that account is considered to be the shareholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or agent.

If you hold your shares in an account at a brokerage firm, bank or other nominee, it is important that you provide necessary instructions to the brokerage firm, bank or other nominee that holds your shares.  You should receive a voting instruction card and voting instructions with these proxy materials from the organization that holds your shares rather than from us.  Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request instructions.  Without instructions from you, your brokerage firm, bank or other nominee may not be authorized to vote on your behalf for the election of directors or the say-on-pay vote.

Shareholder of Record: Shares Registered in Your Name

If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, BNY Mellon Shareholder Services, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to use the enclosed proxy card to ensure your vote is counted.

Q:	How many votes do I have?

On each matter to be voted on, you have one vote for each share of Common Stock you owned as of the close of business on June 12, 2012, the Record Date for the Annual Meeting.  However, with respect to voting in the election of directors, you are entitled to cumulate your votes, which is described in more detail below.

Q:	Can I cumulate my votes?

Every shareholder voting in the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than four candidates.  However, no shareholder shall be entitled to cumulate votes for a particular candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate the shareholder’s votes.  On all other matters, each share has one vote.

Unless otherwise instructed, shares represented by properly executed WHITE proxy cards will be voted cumulatively at the Annual Meeting in favor of one or more of the Company’s nominees for director, at the proxy holders’ sole discretion, in order to elect as many of the Company nominees, as possible.  The proxy holders will not cumulate or cast your votes for any nominee from whom you have withheld authority to vote.  A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Q:	What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the Record Date are represented by shareholders present at the meeting or by proxy. At the close of business on the Record Date, there were [] shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, [] shares must be represented by shareholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Q:	How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and “Withhold” votes with respect to the election of directors and, with respect to the proposals other than the election of directors, “For” and “Against” votes, abstentions and broker non-votes.

Q:	What if I submit a proxy card but do not make specific choices?

If you submit a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the four nominees for director, subject to the proxy holders’ ability to cumulate votes as described above, “For” the ratification of the appointment of Armanino McKenna LLP as our independent registered public accounting firm for fiscal 2013 and “For” the advisory vote on the compensation of our named executive officers. If any other matter is properly presented at the meeting, then the proxy holders will vote your shares using their best judgment.

Q:	How many votes are needed to approve each proposal?

•
For the election of directors, the four nominees receiving the most “For” votes (among the votes properly cast in person or by proxy) will be elected as directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.  The election of directors is a matter on which a broker or other nominee is generally not empowered to vote using discretion; and therefore, abstentions and broker non-votes may exist with respect to the election of directors.  However, because the four nominees receiving the most “For” votes (among the votes properly cast in person or by proxy) will be elected as directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified, abstentions and broker non-votes will have no effect on the outcome of the election of candidates for director.  Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated as nominees by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

•
To be approved, the ratification of the appointment Armanino McKenna LLP as our independent registered public accounting firm for fiscal 2013 requires a vote that satisfies two criteria: (i) the affirmative vote must constitute a majority of the voting power present or represented by proxy and  voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute the quorum. For purposes of this proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum. The ratification of the appointment of the independent registered public accounting firm for fiscal 2013 is a matter on which a broker or other nominee is generally empowered to vote; and therefore, no broker non-votes are expected to exist with respect to this proposal.

•
The say-on-pay vote presented in Proposal 3 is an advisory vote, and therefore, is not binding on the company, our Compensation Committee or our Board of Directors.  We value, however, the opinions of our shareholders and the Compensation Committee will take into account the result of the say-on-pay vote when determining future compensation for our named executive officers.

Q:	What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:

•	“For” election of each of the nominated directors;

•	“For” ratification of the appointment Armanino McKenna LLP as our independent registered public accounting firm for fiscal 2013; and

•	“For” the advisory vote on the executive compensation of our named executive officers.

No business other than the items set forth above is expected to come before the Annual Meeting.

Q:	May I revoke my proxy?

Yes.  You may change your vote after you submit your proxy at anytime before the applicable vote at the Annual Meeting by following the procedures below.  If you are a shareholder of record, you may revoke your proxy in any one of three ways:

•	you may deliver a written notice of revocation to our Secretary at 1778 McCarthy Blvd., Milpitas, California 95035;

•	you may submit another properly completed proxy bearing a later date; or

•	you may attend the Annual Meeting and vote in person.

If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by them if you wish to change your vote.

Q:	What should I do if I receive a proxy card from Potomac?

A:  You may receive solicitation materials from Potomac seeking your proxy to vote for its nominees. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF ITS NOMINEES ON THE ENCLOSED WHITE PROXY CARD. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARD SENT TO YOU BY POTOMAC.  Please note that even if you submit a Gold proxy card to “WITHHOLD AUTHORITY” to vote your shares with respect to any of the Potomac nominees, such submission will not cause your shares to be counted as a vote “FOR” the Board’s nominees.  Instead, it will result in the revocation of any WHITE proxy card you may have previously submitted.

Even if you have previously signed a Gold proxy card sent to you by Potomac, you have every right to change your vote. You may revoke that proxy and vote as recommended by the Board of Directors by using the enclosed WHITE proxy card to cast your vote.  Only your latest-dated proxy will be counted.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of our Common Stock, please call Innisfree M&A Incorporated, the firm assisting us in the solicitation of proxies:

Shareholders Call Toll Free: 1-888-750-5834
Banks and Brokers Call Collect: 1-212-750-5833

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

The Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee, proposes the election of four directors of the Company to serve until the next annual meeting of shareholders or thereafter until their successors are duly elected and qualified.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the four nominees named below, all of whom are presently directors of Sigma.  If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.  The number of authorized directors is currently fixed at four.

Names of the nominees, and certain biographical information as of May 15, 2012, are set forth below:

Name	Age	Position
Thinh Q. Tran	58	Chairman of the Board, President and Chief Executive Officer
William J. Almon (1)(2)(3)	79	Director
Julien Nguyen (1)(2)(3)	55	Director
Lung C. Tsai (1)(2)(3)	64	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.

Mr. Tran, one of our founders, has served as our President and Chief Executive Officer and as Chairman of our Board of Directors since February 1982.  Prior to joining us, Mr. Tran was employed by Amdahl Corporation and Trilogy Systems Corporation, both of which were involved in the IBM-compatible mainframe computer market.

As our President and Chief Executive Officer, a position he has held for over 30 years, Mr. Tran has unparalleled knowledge of our business, products and operations.  During his period of service as our President and Chief Executive Officer and Chairman of our Board, Mr. Tran has shown unwavering dedication to the Company.  The Board considered this along with Mr. Tran’s extensive experience in the technology industry.  The Board determined Mr. Tran brings significant senior leadership, industry and technology expertise along with an unmatched knowledge of our business to the Board.

Mr. Almon has served as one of our directors since April 1994.  He has extensive executive experience in technology companies ranging from Fortune 500 enterprises to start ups.  While at IBM for 30 years, he served in many executive positions including Executive Assistant to the President, prior to his retirement in 1987.  As a Vice President, Mr. Almon played a key role in taking IBM into the OEM business as well as small form factor disk drives.  Mr. Almon served as the President, Chief Executive Officer and Chairman of the Board of Grandis, Inc., a solid-state memory company, from May 2002 to June 2006, where he helped pioneer solid state Magnetic Random Access Memory (MRAM).  Prior to that, Mr. Almon was Managing Director of Netfish Technology from 1999 to May 2001 when it was acquired by Iona Technologies PLC.  He was Chairman of the Board of Internet Image, an internet software company, from January 1999 to December 1999, when it merged with Intraware, Inc.  In May 1994, Mr. Almon founded and served as Chairman of the Board and Chief Executive Officer of StorMedia, Inc., a manufacturer of thin film disks.  From December 1989 until February 1993, Mr. Almon served as President and Chief Operating Officer of Conner Peripherals, Inc., a manufacturer of computer disk drives and storage management devices, when they set the record as the fastest company to reach the Fortune 500.  Mr. Almon also currently serves as Chairman of the Board of Futek Furnace Inc. and Rollbase Inc.

Mr. Almon’s extensive executive leadership experience of technology companies enables him to provide valuable contributions with respect to the Company’s management, operations, strategy, growth and long-range plans. Mr. Almon also brings valuable accounting and financial expertise to the Board.  The Board considered these factors along with the integrity and dedication that Mr. Almon has exhibited during his service as one of our directors.

Mr. Nguyen has served as one of our directors since May 2000.  Since September 2009, Mr. Nguyen has served as a partner at NanoDimension, a venture capital firm focused on nanotechnology.  Since March 2005, Mr. Nguyen has served as the Managing Partner of Concept Ventures, an early stage venture capital fund.  In May 2001, Mr. Nguyen founded Applied Materials Ventures, the corporate venture fund for Applied Materials, Inc., and served as its Managing Partner until March 2005.  In January 1999, Mr. Nguyen co-founded ezlogin.com, a developer of personalization infrastructure tools for internet sites and wireless carriers and served as its Chairman from January 1999 to June 2000, when it was acquired by 724 Solutions, Inc.  From June 1996 to September 1998, Mr. Nguyen founded Novita Communications and served as its Chief Executive Officer.  Novita, a Java-based communications software company, was acquired by PlanetWeb in 1998.  From February 1995 to October 1996, Mr. Nguyen served as our Co-Chairman and Chief Technical Officer.  From August 1993 until January 1995, he served as our Vice President, Engineering and Chief Technical Officer.  From May 1992 until October 1993, Mr. Nguyen was President and Chief Executive of E-Motions, which was acquired by Sigma in 1993.  Prior to founding E-Motions, Mr. Nguyen worked at Radius Inc., which was listed on the NASDAQ Stock Market in 1989, as Director of Product Development.

Mr. Nguyen’s 30 years extensive operational, entrepreneur and investment experience adds value to the Board’s understanding of business development, financing, strategic alternatives and industry trends.  Mr. Nguyen brings to the Board a strong technical expertise as demonstrated by the fact that he holds 21 patents granted in the U.S.   The Board considered these factors along with the integrity and dedication that Mr. Nguyen has exhibited during his service as one of our directors.

Mr. Tsai has served as one of our directors since June 2003.  He is one of the co-founders of MechanicNet Group, Inc., a software company serving the automotive aftermarket and other professional industry, and has served as its Chairman and Chief Executive Officer since 1999.  Prior to MechanicNet Group, Inc., Mr. Tsai co-founded Internet Image, a Java solutions company for online software deployment and served as its Chief Executive Officer from 1993 until its acquisition by Intraware, Inc. in 1999.  Previously, Mr. Tsai co-founded and served as Vice President of Operations and Vice President of Sales & Marketing for Destiny Technology Corp., a laser printer controller firmware development company from 1987 to 1993.  Prior to Destiny Technology Corp, Mr. Tsai served as Vice President of System Development for Mellon Bank and Systems Officer for Bank of America.

Mr. Tsai’s history of innovation as a founder and chief executive of several companies and business acumen provides valuable insight to the Board on operational and strategic matters.  Mr. Tsai has extensive leadership experience with technology companies, which is valuable in assessing the Company’s operating plans and strategic direction.  The Board considered these factors along with the integrity and dedication that Mr. Tsai has exhibited during his service as one of our directors.

There are no family relationships among any of our directors and executive officers.

Vote Required

The four nominees for director receiving the highest number of affirmative votes will be elected as directors.  Unless marked to the contrary, proxies received will be voted “For” the nominees, subject to the proxy holders’ ability to cumulate votes, as described above.

The Board of Directors recommends a vote FOR the election of the nominees set forth above as directors of Sigma.

CORPORATE GOVERNANCE AND OTHER MATTERS

Director Independence

The Board of Directors has determined that each of Messrs. Almon, Nguyen and Tsai is an “independent director” within the meaning of Rule 5605(a)(2) of the NASDAQ Stock Market.

Board Leadership

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of the Company and its shareholders to make that determination based on the position and direction of the Company and the members of the Board of Directors.  The Board of Directors has determined that having the Company’s Chief Executive Officer serve as Chairman is in the best interest of the Company’s shareholders at this time.  This structure makes the best use of the Chief Executive’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board of Directors.

The Board has appointed William Almon to serve as the lead director of the Board of Directors.  The Board of Directors believes it is in the best interest of the Company’s shareholders to have an independent director serve as the lead director of the Board of Directors to ensure a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in establishing Board of Directors priorities and procedures.  The primary responsibilities of the lead director include presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors.  The lead director also has the authority to call meetings of the Board of Directors and meetings of the independent directors of the Board of Directors.

Board of Directors - Risk Oversight

Companies face a variety of risks, including credit risk, liquidity risk and operational risk.  For a detailed discussion of these risks, we encourage you to review our Annual Report on Form 10-K for the fiscal year ended January 28, 2012.  The Board of Directors believes an effective risk management system will timely identify the material risks that the Company faces, communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board of Directors or relevant Board of Directors committee, implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and integrate risk management into the Company’s decision-making.

The Board of Directors retains the ultimate oversight over the Company’s risk management.  The Board of Directors has designated the Audit Committee to take the active lead in overseeing company-wide risk management, and the Audit Committee makes periodic reports to the Board of Directors regarding briefings provided by management and advisors.  The Board of Directors has designated the Compensation Committee to take the lead in overseeing a risk assessment of the Company’s compensation policies and practices to ensure that the Company’s compensation policies and practices do not motivate imprudent risk taking.  The Corporate Governance and Nominating Committee is responsible for periodically evaluating the Company’s risk management process and system in light of the nature of the material risks the Company faces and the adequacy of the Company’s policies and procedures designed to address risk, and recommending to the Board of Directors any changes deemed appropriate by the Corporate Governance and Nominating Committee.

In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.  The Board of Directors also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

Board Meetings

The Board of Directors held 11 meetings during fiscal 2012.  Three of our directors attended all 11 meetings, while one of our directors attended 10 of 11 meeting in fiscal 2012.

Committees of the Board

The Board of Directors has appointed a Corporate Governance and Nominating Committee, an Audit Committee and a Compensation Committee.  The Board of Directors has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of the NASDAQ Stock Market and Securities and Exchange Commission rules.  The Board of Directors has approved a charter for each of these committees that can be found on our website at http://www.sigmadesigns.com under the “Corporate - Governance” heading.  The following table summarizes the Company’s committee membership:

Compensation Committee	Audit Committee	Corporate Governance and Nominating Committee
William J. Almon	William J. Almon*	William J. Almon
Julien Nguyen	Julien Nguyen	Julien Nguyen*
Lung C. Tsai*	Lung C. Tsai	Lung C. Tsai

* Chairman

Compensation Committee

The current members of the Compensation Committee are Messrs. Almon, Nguyen and Tsai, each of whom is a non-management member of our Board of Directors.  We believe that the composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, the current rules of the NASDAQ Stock Market and Securities and Exchange Commission rules and regulations.  The Compensation Committee’s primary functions, among others, are to review and make recommendations to the Board of Directors concerning our executive compensation policy, including establishing salaries, incentives and other forms of compensation for the Company’s executive officers, and to oversee a risk assessment of the Company’s compensation policies and practices.  The Compensation Committee held four meetings in fiscal 2012.  Additional information concerning the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth under the heading “Compensation Discussion and Analysis.”

Audit Committee

The Audit Committee currently consists of Messrs. Almon, Nguyen and Tsai, each of whom is a non-management member of our Board of Directors.  Mr. Almon is our audit committee financial expert as currently defined under Securities and Exchange Commission rules.  The Audit Committee’s primary functions, among others, are to approve the selection, compensation, evaluation and replacement of, and oversee the work of, our independent registered public accounting firm, pre-approve all fees and terms of audit and non-audit engagements of such auditors, including the audit engagement letter, review Sigma’s accounting policies and its systems of internal accounting controls, and oversee company-wide risk management.  We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NASDAQ Stock Market and Securities and Exchange Commission rules and regulations.  The Audit Committee held five meetings in fiscal 2012.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Messrs. Almon, Nguyen and Tsai.  We believe that the composition of our Corporate Governance and Nominating Committee meets the criteria for independence under, and the functioning of our Corporate Governance and Nominating Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market and Securities and Exchange Commission rules and regulations.  The Corporate Governance and Nominating Committee is responsible for overseeing matters of corporate governance and for the development of general criteria regarding the qualifications and selection of members of the Board of Directors and recommending candidates for election to the Board of Directors.  The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by shareholders of the Company.  The Corporate Governance and Nominating Committee is also responsible for periodically evaluating the Company’s risk management process and system in light of the nature of the material risks the Company faces and the adequacy of the Company’s policies and procedures designed to address risk, and recommending to the Board of Directors any changes deemed appropriate by the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee held one meeting in fiscal 2012.    For more information, see “Director Nominations” below.

Compensation Programs and Risk

The Company has conducted a risk assessment of the Company’s compensation policies and practices and concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.  This risk assessment was led by our Chief Executive Officer and Chief Financial Officer with oversight of the assessment conducted by our Compensation Committee.  Our Compensation Committee reported the findings of this assessment to our Board of Directors.  In this regard, we note that:

•	the Company does not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value;

•
the Company does not have a long-term cash incentive bonus program in place, which could, if applicable, dictate behavior toward the achievement of certain performance metrics at the expense of long-term Company value;

•	the Company’s compensation programs, including its standard four-year vesting schedule for option awards, are weighted towards offering long-term incentives that reward sustainable performance; and

•
the amount of compensation that the Company actually pays is at a reasonable and sustainable level, as determined by a review of the Company’s economic position and prospects, as well as the compensation offered by comparable companies.

Based on this assessment, the Company concluded that it has a balanced compensation program that does not promote imprudent or excessive risk taking.

Fiscal 2012 Director Compensation

The following chart shows the compensation paid to each non-employee director for their service in fiscal 2012:

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
William J. Almon	$50,000	$74,995	$124,995
Julien Nguyen	50,000	74,995	124,995
Lung C. Tsai	50,000	74,995	124,995

(1)
The amounts listed under "Fees Earned or Paid in Cash" are based on actual payments made to our non-employee directors, which consisted on the standard board retainer fee of $50,000 per year (paid quarterly).

(2)
Amounts listed in this column represent the aggregate grant date fair value of awards granted for the corresponding fiscal year and calculated in accordance with FASB ASC 718, rather than amounts paid to or realized by the named individual.  For the underlying assumptions for this expense, please refer to the footnotes to our consolidated financial statements in our Annual Report on Form 10-K for the corresponding fiscal year.  There can be no assurance that awards will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense recognized by us.

(3)	As of January 28, 2012, our non-employee directors held options to purchase the following aggregate number of shares of our Common Stock: Mr. Almon: 38,690, Mr. Nguyen: 43,690, and Mr. Tsai: 58,690.

In late 2011, the Compensation Committee of the Board reviewed our non-employee director compensation practices for fiscal 2012.  Based on this review, the Compensation Committee determined the cash compensation for each non-employee director would remain unchanged for fiscal 2012.  For fiscal 2012, the Compensation Committee approved an equity award for service following the 2011 Annual Meeting to each non-employee director equal to that number of shares of restricted common stock with an aggregate value of $75,000 based on the closing per share price of our Common Stock as quoted on the NASDAQ Global Market on the date of our 2011 annual meeting of shareholders.  In this regard, the Committee noted that these awards would be expected to result in less overall compensation expense to Sigma than the automatic option grants made in 2010 and most likely would result in less dilution to shareholders than the automatic grants previously provided in the 2009 Plan.  Each restricted stock award will vest on the first anniversary of the date of grant or immediately prior to the next regular annual meeting of shareholders following the date of grant if the annual meeting occurs prior to the first anniversary date.  Each of these restricted stock awards becomes fully vested on a change in control of the Company.  To be eligible for this award, a non-employee director must have served on the Board of Directors for at least six months as of the first business day following the conclusion of each regular annual meeting of our shareholders.   The Compensation Committee determined that any initial equity grants for non-employee directors that join our Board in the future will be determined at that time taking into account current and relevant information with respect to non-employee director compensation.

Our directors do not receive any additional cash compensation for services on the committees of the Board of Directors, except if they serve as chairman of such committee as described above, nor do they receive additional cash compensation for attendance at meetings.

Director Nominations

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors.

The Corporate Governance and Nominating Committee regularly reviews the composition and size of the Board of Directors and makes recommendations to the Board of Directors.  The Corporate Governance and Nominating Committee also oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors.

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as issues of character, judgment, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.  Although we have no formal diversity policy for Board of Directors members, the Board of Directors and the Corporate Governance and Nominating Committee consider diversity of backgrounds and experiences and other forms of diversity when selecting nominees.  While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for Director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (A) are predominantly independent, (B) are of high integrity, (C) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the digital media processing industry and the Company’s business in particular, (D) have qualifications that will increase overall Board of Directors effectiveness and (E) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.  In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.  After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

With regard to candidates who are properly recommended by shareholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.  In this regard, representatives of the Corporate Governance and Nominating Committee considered the Potomac nominees and met on several occasions with Mr. Singer, one of the Potomac nominees, and other representatives of Potomac.  The committee took these meetings and the background information provided by Potomac about the Potomac nominees into account in determining the Committee’s recommendation to the Board of Directors as to the director nominees.

The Corporate Governance and Nominating Committee recommended all of the nominees for election included in this Proxy Statement.  All of the nominees are current members of the Board of Directors standing for re-election as directors.

It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from shareholders.  A shareholder who wishes to suggest a prospective nominee for the Board of Directors should notify the Secretary of the Company or any member of the Corporate Governance and Nominating Committee in writing with any supporting material the shareholder considers appropriate.  In addition, the Company’s Bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Shareholders.  In order to nominate a candidate for director, a shareholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws.  To be timely, the Company’s Bylaws provide that the Company must have received the shareholder’s notice not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the annual meeting from the prior year; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty days from the one-year anniversary of the date of the previous year’s meeting, notice by the shareholder to be timely must be so received not later than the close of business on the later of 120 days in advance of such meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made.  Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that section.

Shareholder nominations must be made in accordance with the procedures outlined in, and include the information required by, the Company’s Bylaws and must be addressed to:

Secretary
Sigma Designs, Inc.
1778 McCarthy Blvd.
Milpitas, California 95035

You can obtain a copy of the full text of the Bylaw provision by writing to the Company’s Secretary at the above address.

Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to:

Board of Directors
Sigma Designs, Inc.
1778 McCarthy Blvd.
Milpitas, California 95035

You must include your name and address in the written communication and indicate whether you are a shareholder of the Company.  The communication will be directed to the Company’s Chief Financial Officer, who will log the date of receipt of a communication as well as the identity of the correspondent in the Company’s shareholder communications log.  Our Chief Financial Officer will review and summarize the communication for the Board of Directors in a timely manner.  The summary will be in the form of a memo, which will become part of the Company’s shareholder communications log.  All members of the Board of Directors have access to the shareholder communications log.  Our Chief Financial Officer will then forward the original shareholder communication along with the memo to each director (or the chairman of the applicable committee, if the communication is addressed to a committee) for review.  If the communication is addressed to the Board of Directors, the Chairman of the Audit Committee will, on behalf of the Board of Directors, facilitate review of and, if appropriate, direct a response to the communication.  If the communication is addressed to the members of one of our committees, the lead committee member will facilitate such review and appropriate response.  Communications relating to accounting, internal controls or auditing matters will be handled in accordance with the Company’s “Complaint Procedures for Accounting and Auditing Matters.”  The Company will retain all shareholder communications, the shareholder communications log and all related documentation as required under applicable law.

Attendance at Annual Shareholder Meetings by the Board of Directors

The Company has a policy of encouraging, but not requiring, directors to attend the Company’s Annual Meeting of Shareholders.  All of our directors attended the 2011 Annual Meeting of Shareholders.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics, which is applicable to our directors, officers and employees.  The Code of Business Ethics and Conduct is available on the Company’s website at http://www.sigmadesigns.com—“Corporate”—“Governance”.  The Company will disclose any amendment to the Code or waiver of a provision of the Code applicable to an officer or director in accordance with applicable law, including the name of the officer to whom the waiver was granted, on the Company’s website at http://www.sigmadesigns.com—“Corporate”—“Governance.”

Certain Relationships and Related Transactions

It is the Company’s policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company.  This policy is included in the Company’s Code of Business Conduct and Ethics.  The Company conducts a review of all related party transactions for potential conflict of interest situations on an ongoing basis.  The Company’s Audit Committee must approve any waiver of the Code of Business Conduct and Ethics for Senior Executives, including related party transactions.  All waivers to the Code of Business Conduct and Ethics must be approved by the Company’s Board of Directors or a committee of the Board of Directors responsible for corporate governance.

Corporate Governance Review and Assessment

In fiscal 2012, our Board of Directors, under the direction of our Corporate Governance and Nominating Committee, performed a review of our corporate governance policies and procedures, including a review of our committee charters and Code of Business Conduct and Ethics.  As a result of this review, we adopted revisions to our committee charters and our Code of Business Conduct and Ethics.  We also established a set of Corporate Governance Guidelines that sets forth standards to guide our Board, committees and other corporate leadership in the governance of our company.  This process was conducted as part of our ongoing efforts to maintain strong corporate governance principles and keep current in recommended practices in this area.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of three directors, each of whom qualifies as “independent” under the current listing requirements of the NASDAQ Stock Market.  The current members of the Audit Committee are William J. Almon, Julien Nguyen and Lung C. Tsai.  The Audit Committee acts pursuant to a written charter.

In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States and on management’s assessment of and the effectiveness of the Company’s internal control over financial reporting.  It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended January 28, 2012.  The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.  In addition, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by the Rule 3526, “Communication with Audit Committee Concerning Independence”, of the Public Company Accounting Oversight Board, has discussed with the independent registered public accounting firm, Armanino McKenna LLP, the independence of that firm, and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2012.

Audit Committee
William J. Almon,
Chairman
Julien Nguyen
Lung C. Tsai

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OF THE EXCHANGE ACT, EXCEPT TO THE EXTENT SIGMA SPECIFICALLY INCORPORATES BY REFERENCE INTO SUCH FILING.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Armanino McKenna LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 26, 2013.  Representatives of Armanino McKenna LLP are expected to be present at the Company’s Annual Meeting.  They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Ratification of Appointment of Armanino McKenna LLP

Ratification will require the affirmative vote of a majority of the shares present and entitled to vote.  Shareholder ratification of the selection of Armanino McKenna LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise.  However, the Board of Directors is submitting the selection of Armanino McKenna LLP to the shareholders for ratification as a matter of corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of Armanino McKenna LLP as the Company’s independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees billed for services rendered by Armanino McKenna LLP for each of our last two fiscal years.

	2012	2011
Audit fees (1)	$864,000	$973,000
Tax-related fees (2)	102,000	172,000
Total	$966,000	$1,145,000

(1)
Audit fees represent fees for professional services provided in connection with their audit of the Company’s consolidated financial statements, their audit of the effectiveness of internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and related statutory and regulatory filings.

(2)	Tax fees represent fees for professional services related to tax returns, tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Company’s Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm.  In connection with these responsibilities, the Company’s Audit Committee adopted a policy for pre-approving the services and associated fees of the Company’s independent registered public accounting firm.  Under this policy, the Audit Committee must pre-approve all audit and audit related services.  All of the services in fiscal 2011 and 2012 were pre-approved by the Audit Committee.  The policy also mandates that no engagements of the Company’s independent registered public accounting firm for non-audit services may be entered into without the express approval of the Audit Committee.

PROPOSAL 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

This Proposal 3, which is commonly referred to as a “say-on-pay” vote, provides you with the opportunity to advise our Board and Compensation Committee regarding your approval of the compensation of our named executive officers as described in the Executive Compensation section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.

As described in the Compensation Discussion and Analysis, we design our named executive officer compensation programs to attract and retain highly qualified talent, align the interests of our executives with shareholders and to manage resources efficiently.  Our compensation takes into account competitive practices and sound compensation governance principles.  We are advised by our independent Compensation Committee who works with an independent compensation consultant, Hay Group, to assist with the compensation-determination process for all executive officers.

Our Board asks that you indicate your support of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.  You are not being asked to approve the compensation paid to the members of our Board of Directors as disclosed above under “Director Compensation” or approve our policy regarding employee compensation as it related to our risk management as disclosed above under “Board of Directors – Risk Oversight.”  Accordingly, we ask our shareholders to vote “For” the following resolution at the Annual Meeting:

“RESOLVED, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions is hereby approved, on an advisory basis.”

Although the vote is non-binding, our Board of Directors and the Compensation Committee will review the voting results. To the extent there is any significant negative vote on this proposal, we would attempt to consult directly with shareholders to better understand the concerns that influenced the vote.  Our Board of Directors and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Required Vote

This vote, which is commonly referred to as the “say-on-pay vote,” is not binding on the Company, our Compensation Committee and our Board of Directors.  We value, however, the opinions of our shareholders and the Compensation Committee will take into account the result of the vote on this proposal when determining future executive compensation.

Our Board of Directors recommends a vote FOR this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion and analysis of how, and the reasons why, we compensate our Chief Executive Officer, Chief Financial Officer and our highest paid other executive officer as of January 28, 2012, who we refer to collectively as our named executive officers.  In this section, we discuss our executive officer compensation philosophy and objectives, the process under which our executive officer compensation is determined and the elements of our executive compensation program, including a discussion of our compensation decisions for fiscal 2012 and to date in fiscal 2013.

The Compensation Committee of our Board of Directors, which we refer to as the Committee in this section, administers the compensation program for our named executive officers, with the assistance of our Chief Executive Officer and an independent compensation consultant.  The Compensation Committee may not delegate its authority in these matters to other persons.

Our Executive Compensation Philosophy and Objectives

We are engaged in a dynamic and competitive industry and currently face a very challenging economic environment.  Our success depends upon our talented employees and the leadership provided by our named executive officers is a key factor in our success.  The Committee has designed our executive compensation program to achieve the following objectives:

•
Attract and retain highly qualified talent.  We compete for talented executives with leading technology companies worldwide along with both technology start-ups and established businesses.  Our compensation programs allow us to attract and retain dynamic, experienced people who are motivated by the challenges and opportunities of growing our business.

•	Align the interests of our executives with shareholders. We believe our programs should reward our executive officers for contributions to increase our shareholder value.

•
Manage resources efficiently.  Employee compensation is a significant expense for us.  We strive to manage our compensation programs to balance our need to reward and retain executives with preserving shareholder value.

Components of Compensation

In an effort to meet these objectives, our executive compensation program consists of the following components:

•
Base salary.  The Committee believes that base salary should provide executives with a predictable income sufficient to attract and retain strong talent in a competitive marketplace.  We generally set executive base salaries at levels that we believe enable us to hire and retain individuals in a competitive environment.

•
Equity Awards.  The Committee believes that long-term equity incentives, such as stock options and restricted stock awards that vest over a period of time, focus executives on increasing long-term shareholder value and are key retention devices for executives through use of multi-year vesting periods.

•
Discretionary Cash Bonus Awards.  The Committee has historically awarded cash bonuses on occasion in recognition of strong company performance or to reward significant individual contributions.  Historically, the Committee has retained the discretion to determine individual cash bonus awards after the completion of a fiscal year.

•	General Benefits. We provide generally competitive benefits packages, such as medical, life and disability insurance, to our executives on the same terms as our other employees.

The Committee views these components of executive compensation as related, but does not believe that compensation should be derived entirely from one component, or that significant compensation from one component should necessarily reduce compensation from other components.  The Committee has not adopted a formal or informal policy for allocating compensation between long-term and current compensation or between cash and non-cash compensation.

Our Process of Establishing Executive Compensation

Our executive compensation program is administered by the Committee with the assistance of our Chief Executive Officer.  In fiscal 2012, the Committee retained an independent compensation consultant, Hay Group, to assist with the compensation-determination process for all executive officers, including our Chief Executive Officer, and to conduct a comparative study of our executive compensation.  Hay Group worked with the Committee to gather and analyze third-party data about our peer companies’ compensation.  The Committee also consulted with Hay Group during the Committee’s review of executive compensation for fiscal 2013.

The Committee typically reviews our executive officers’ compensation on an annual basis.  The Committee has historically met to review compensation for our Chief Executive Officer at the beginning of each fiscal year and again as part of its typical review of compensation of all our executive officers toward the end of the fiscal year.  In light of the critical functions and leadership role of our Chief Executive Officer, who is our founder and has served as our Chief Executive Officer since our inception over 25 years ago, the Committee believes our Chief Executive Officer should be our mostly highly compensated officer and has typically reviewed his compensation twice a year to ensure we are providing a competitive compensation package consistent with our overall business performance.  In connection with its review of the compensation of our Chief Executive Officer that occurs at the start of a fiscal year, the Committee reviews our prior year performance, our Chief Executive Officer’s contributions to that performance and other relevant factors, such as compensation paid to chief executive officers of our peer companies.

The Committee met in November 2011 and December 2011 to determine compensation for our executive officers, including a review of base salaries to be effective for fiscal 2013 and whether any additional long-term equity compensation or cash bonuses were appropriate.  In making its compensation decisions in fiscal 2012, the Committee engaged in a multi-faceted review process.  At the outset, the Committee consulted with Hay Group on our executives’ base salaries, total cash compensation (base salary plus cash bonuses), long-term incentive compensation (the three-year average of all equity-based awards) and total direct compensation (total cash compensation, long-term incentive compensation plus all other compensation).  The market assessment conducted by Hay Group consisted of a review of compensation information from a select group of peer companies (identified below) and utilized information from a database selected by Hay Group.

The Committee, with the assistance of Hay Group, developed the list of peer companies based on companies meeting one or more of the following criteria: (i) industry group, a company that competes within the semiconductor and related devices industry; (ii) annual revenue; and (iii) market cap size.  Based on these criteria, the following fifteen companies were selected to form our peer group:

Cirrus Logic Inc.	DSP Group Inc.	Entropic Communications Inc.
Integrated Silicon Solution Inc.	Lattice Semiconductor Corp.	Micrel Inc.
Microsemi Corp.	MIPS Technologies Inc.	PMC Sierra Inc.
Power Integrations Inc.	Rambus Inc.	Silicon Image Inc.
Silicon Laboratories Inc.	Standard Microsystems Corp.	Trident Microsystems Inc.

The peer group of companies is the same group of companies used for fiscal 2011, with the exception of the elimination of three companies that were acquired during the fiscal year.

To determine a market consensus of the various compensation elements for a particular executive position, Hay Group used the median and the average of total cash compensation, long-term incentive compensation and total direct compensation.  In general, the Committee has established general guidelines, which provide that executives’ total cash compensation, long-term incentive compensation and total direct compensation should be within fifteen percentage points higher or lower than the market consensus.  However, the Committee may approve compensation of individual executives above or below these general guidelines based upon the executive’s performance, position and experience, evaluation of total compensation, as well as external factors affecting our business and market generally.

 In setting compensation levels for our executive officers, the Committee considers a number of factors other than the Committee’s general guidelines in making its decision, including the recommendations of our Chief Executive Officer, as described below, internal pay fairness, each executive’s scope of responsibility, domain expertise, business knowledge and significance to our corporate objectives among other factors, and uses the market data simply as a general reference point.  The Committee also takes into account our performance measured against our operating plan and other business objectives as well as our performance compared to our competitors.

As part of its review process, the Committee also meets separately with our Chief Executive Officer to discuss executive compensation.  Our Chief Executive Officer reviews with the Committee the individual performance of each executive and the leadership demonstrated by the executive during the prior period.  Although there are no qualitative or quantitative measures established prior to an evaluation of an individual’s performance, the Committee reviews the contributions made by an officer to our overall business performance and the performance of the business department for which the officer is primarily responsible.  The type of contributions can vary depending on the officer and the business department.  Our Chief Executive Officer makes recommendations to the Committee for the base salary, cash bonus awards and equity awards for our executive officers, other than for himself.  These recommendations are not determinative but are taken into account by the Committee in making its compensation decisions.  Our Chief Executive Officer also provides the Committee a self-evaluation of his performance and contributions made to our overall performance.  In fiscal 2012, the Committee took into account this self-evaluation, but then the Committee made its decision for our Chief Executive Officer’s compensation separately and without his participation.

Our Compensation Program Decisions

Base Salary

In November and December 2011, the Committee performed its fiscal 2012 evaluation of compensation for all of our named executive officers, including our Chief Executive Officer.  During this evaluation, the Committee took action with respect to annual base salaries, discretionary cash bonuses and long-term incentive compensation.

The Committee determined that no change was advisable to the base salary of our Chief Executive Officer.  Even though the Committee noted our Chief Executive Officer’s base salary was above its general guidelines for base salary, the Committee considered that a reduction of our Chief Executive Officer’s base salary was not advisable because his total cash compensation was well below the Committee’s general guidelines as a result of below market cash bonus paid to our Chief Executive Officer for fiscal 2011 performance.  In addition, the Committee views the base salary of our Chief Executive Officer differently than our other executive officers as a result of his critical role and leadership across all aspects of our business.  The Committee believes our Chief Executive Officer’s base salary reflects his unique contributions to our business.  In respect of our Chief Financial Officer, the Committee noted that his base salary for fiscal 2012 was within the 15% guidelines, but his base salary fell below the median of our peer group and his total cash compensation fell well below the 15% threshold guideline.  However, in light of our operating performance in fiscal 2012, the Committee determined to maintain the annual base salary of our Chief Financial Officer at $280,000, even though our Chief Financial Officer’s base salary was below the median of our peer group and his total cash compensation in fiscal 2012 was well below our median peer group.   In respect of our Vice President of Worldwide Sales, the Committee noted that his base salary was significantly below the median of our peer group and well below the Committee’s guidelines for base salary.  In addition, his total cash compensation was significantly below our peer group median.  In light of the critical importance of our Vice President of Worldwide Sales to our business objective of growing sales and the significant shortfall in his base compensation compared to our peer group median, the Committee determined that a four percent increase in base salary was appropriate from $200,000 to $208,000.  This adjustment was made retroactive to July 1, 2011.  Even after this increase, our Vice President of Worldwide Sales’ base salary continued to be lower than our Committee’s guidelines as it remained more than 15% below our peer group median.  However, as discussed below, our Vice President of Worldwide Sales is also compensated through a sales incentive plan, which provides him an opportunity to increase his total cash compensation in the future based on our sales performance.

Equity Awards

Our equity-based incentive program for the entire company, including executive officers, primarily consists of stock option grants and our employee stock purchase program.  In fiscal 2012, our Compensation Committee granted restricted stock awards to our Chief Executive Officer and Chief Financial Officer, as more fully described below.  In determining the number of restricted stock awards to be granted to executive officers, the Committee takes into account the market data discussed above, internal pay fairness, the individual’s position and scope of responsibility, the vesting period (and thus, retention value) remaining on the executive’s existing options, the executive’s ability to affect profitability and shareholder value, the individual’s historic and recent job performance and the value of equity awards in relation to other elements of total compensation.

In fiscal 2012, the Committee believed it was appropriate to place emphasis on long-term equity incentives for our executive officer compensation as opposed to cash compensation.  The Committee’s intent was to more closely align our shareholders’ interest to create long-term value with that of our executive officers through equity incentives.  The Committee believed this was important in light of our operating performance in fiscal 2012 and our focus on growing our business in the future to enhance shareholder value.

In connection with the annual review of our executive officer compensation in fiscal 2012, the Committee granted restricted stock awards to each of our named executive officers as outlined in the Fiscal 2012 Grants of Plan-Based Awards Table below.  These restricted stock awards vest over four years at the rate of twenty-five percent of the shares on each annual anniversary of the vesting commencement date specified in the grants.  The Committee determined that these awards were within its guidelines relative to our peer group.

Discretionary Cash Bonus Awards

The Committee, from time to time, may award discretionary cash bonuses to our executive officers.  The Committee has not historically adopted a cash incentive plan with specified performance criteria so that it could maintain flexibility to award cash bonuses when extraordinary company or individual performance or other special circumstances warrant such an award.

In connection with the annual evaluation of executive compensation that occurred in November and December 2011, the Committee determined not to award a discretionary cash bonus to any of our named executive officers.  Although this meant that total cash compensation for our named executive officers remained below the Committee’s guidelines for compensation compared to our peer group, the Committee believed this was appropriate in light of our operating performance in fiscal 2012.

Our Vice President of Worldwide Sales is also compensated under a sales incentive cash bonus plan.  The sales commission bonus structure combined with the equity incentives previously awarded to our Vice President of Worldwide Sales, which vest over time, is designed to align his performance with the interests of our shareholders and to retain him over an extended period of time.   No portion of our Vice President of Worldwide Sales’ cash incentive bonus is guaranteed for fiscal 2013.

General Benefits

In addition to the compensation opportunities we describe above, we also provide our executive officers and other employees benefits such as medical insurance, life and disability insurance and our 401(k) Savings/Retirement Plan, in each case on the same basis as other employees.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct non-performance based compensation paid to certain named executive officers in excess of $1 million per year.  These officers include any employee who, as of the close of the taxable year, is the principal executive officer, and any employee whose total compensation for the taxable year is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for that taxable year, other than the principal executive officer or the principal financial officer.  The Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one of the many factors considered in determining appropriate levels or modes of compensation.

Fiscal 2012 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen-sation		All Other Compen-sation ($)		Total ($)
Thinh Q. Tran	2012	550,000	—	655,000	—	—		9,431	(2)	1,214,431
President and Chief	2011	550,175	100,000	949,994	—	—		7,306	(3)	1,607,475
Executive Officer	2010	550,000	—	—	1,466,075	—		7,306	(3)	2,023,381
	2009	547,500	—	—	3,298,104	—		23,021	(4)	3,868,625

Thomas E. Gay III	2012	280,582	—	98,250	—	—		10,477	(5)	389,309
Chief Financial Officer	2011	265,175	30,000	189,991	—	—		8,272	(6)	493,438
and Secretary	2010	265,000	—	—	146,515	—		8,272	(6)	419,787
	2009	258,827	—	—	199,503	—		8,256	(7)	466,586

Sal Cobar	2012	204,339	—	131,000	—	136,602	(8)	4,436	(9)	476,378
Vice President,	2011	150,175	—	—	505,336	158,885	(10)	2,431	(11)	816,827
Worldwide Sales and	2010	—	—	—		—		—		—
Business Development	2009	—	—	—		—		—		—

(1)
Amounts represent the grant date fair value of shares underlying restricted stock awards and stock options, calculated in accordance with ASC Topic 718, rather than amounts paid to or realized by the named individual. For the underlying assumptions used to calculate fair value, please refer to the footnotes to our consolidated financial statements in our Annual Report on Form 10-K for the corresponding fiscal year.

(2)	Represent $5,500 paid for 401K match, $1,806 for group term life insurance and $2,125 for employer match on Health Savings Account.
(3)	Represent $5,500 paid for 401K match and $1,806 for group term life insurance.
(4)
Represents $15,000 paid for annual retainer for services on the Board of Directors, $6,007 for 401K match and $2,014 for group term life insurance.  As of October 28, 2008, Mr. Tran was no longer paid additional compensation for serving on the board of directors.

(5)	Represent $5,580 paid for 401K match, $2,772 for group term life insurance and $2,125 for employer match on Health Savings Account.
(6)	Represent $5,500 paid for 401K match and $2,772 for group term life insurance.
(7)	Represent $5,164 paid for 401K match and $3,092 for group term life insurance.
(8)	Represents $136,602 paid for sales commission.
(9)	Represents $2,630 paid for 401K match and $1,806 for group term life insurance.
(10)	Represents $158,885 paid for sales commission.
(11)	Represents $1,042 paid for 401K match and $1,389 for group term life insurance.

Fiscal 2012 Grants of Plan-Based Awards Table

The following table shows information regarding all plan-based awards we granted to the named executive officers during the year ended January 28, 2012.

		Estimated Future Payouts under Non-				All Other Stock	Grant Date Fair
		Equity Incentive Plan Awards				Awards: Number of	Value of Stock
		Threshold			Maximum	Shares of Stock or	and Option
Name	Grant Date	($)	Target ($)		($)	Units (#) (1)	Awards (2)
Thinh Q. Tran President and Chief Executive Officer	12/2/11	—	—		—	100,000	$655,000
Thomas E. Gay III. Chief Financial Officer and Secretary	12/2/11	—	—		—	15,000	$98,250
Sal Cobar Vice President, Worldwide Sales and Business Development	12/2/11	—	200,000	(3)	—	20,000	$131,000
_______________________

(1)  All stock awards listed consist only of time-based shares (also called “restricted stock awards”) which will be converted into our common stock upon vesting.  25% of the award will vest on the one year anniversary and 1/4th of the award will vest annually thereafter.  All stock awards listed were granted under our 2009 Stock Incentive Plan.

(2) Amounts represent the grant date fair value of shares underlying restricted stock awards, calculated in accordance with ASC Topic 718, rather than amounts paid to or realized by the named individual.. For the underlying assumptions used to calculate fair value, please refer to the footnotes to our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2012.

(3) Mr. Cobar is eligible to receive a cash incentive plan with a target amount of $200,000, none of which isguaranteed.  To the extent sales exceed the target amount, Mr. Cobar's bonus amount will be increased.

Outstanding Equity Awards At Fiscal Year-End 2012

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of January 28, 2012:

	Option Awards						Stock Awards (7)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Unites of Stock That Have Not Vested ($)(8)
Thinh Q. Tran	32,564		—		1.69	10/18/12	—		—
President and Chief Executive Office	8,422		—		1.69	10/18/12	—		—
	44,000		—		3.40	2/20/13	—		—
	9,041		—		11.06	8/25/16	—		—
	110,959		—		11.06	8/25/16	—		—
	100,000		-		41.58	2/11/18	—		—
	55,416	(2)	32,084	(2)	10.87	11/3/18	—		—
	51,041	(3)	36,459	(3)	11.09	2/6/19	—		—
	60,000	(4)	90,000	(4)	10.59	1/26/20	—		—
	—		—		—		56,758	(9)	336,007
	—		—		—		100,000	(10)	592,000

Thomas E. Gay, III	110,000	(5)	10,000	(5)	28.63	6/1/17	—		—
Chief Financial Officer	19,000	(2)	11,000	(2)	10.87	11/3/18	—		—
	10,000	(4)	15,000	(4)	10.59	1/26/20	—		—
	—		—		—		11,351	(9)	67,198
	—		—		—		15,000	(10)	88,800

Sal Cobar	28,000	(6)	52,000	(6)	11.74	4/19/20	—		—
Vice President, Worldwide Sales and	—		—		—		—		—
Business Development							20,000	(10)	118,400

(1)	Except as otherwise noted, the options have a term of 10 years, subject to earlier termination in certain events relating to termination of employment.
(2)	Exercisable as to 20% of the shares on the first anniversary of 11/3/08, with the remaining shares vesting ratably each month thereafter over the following four years.
(3)	Exercisable as to 20% of the shares on the first anniversary of 2/6/09, with the remaining shares vesting ratably each month thereafter over the following four years.
(4)	Exercisable as to 20% of the shares on the first anniversary of 1/26/10, with the remaining shares vesting ratably each month thereafter over the following four years.
(5)	Exercisable as to 20% of the shares on the first anniversary of 6/1/07, with the remaining shares vesting ratably each month thereafter over the following four years.
(6)	Exercisable as to 20% of the shares on the first anniversary of 4/19/10, with the remaining shares vesting ratably each month thereafter over the following four years.
(7)	Stock awards listed consist only of time-based shares (also called "restricted stock awards") which will be converted into our common stock upon vesting.
(8)
The market value of stock awards was determined by multiplying the number of unvested shares by the closing price of our common stock of $5.92 on January 27, 2012, the last trading day of fiscal 2012, as reported on the NASDAQ Global Market.

(9)
The time-based restricted stock award was granted on December 14, 2010 and vests over 5 years.  20% of the award will vest on the one year anniversary of 12/14/2011 and 1/5th of the award will vest annually thereafter.

(10)
The time-based restricted stock award was granted on December 2, 2011 and vests over 4 years.  25% of the award will vest on the one year anniversary of 12/02/2012 and 1/4th of the award will vest annually thereafter.

Fiscal 2012 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired pursuant to the exercise of options by our named executive officers during fiscal 2012 and the aggregate dollar amount realized by our named executive officers upon exercise of the option:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vested ($)(2)
Thinh Q. Tran	31,667	223,886	14,190	83,721
President and Chief Executive Officer	15,900	32,436	—	—
	9,100	18,564	—	—

Thomas E. Gay III. Chief Financial Officer and Secretary	—	—	2,838	16,744

Sal Cobar Vice President, Worldwide Sales and Business Development	—	—	—	—

(1)
The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise as measured by the closing price on the NASDAQ Global Market and the exercise price of the option, multiplied by the number of shares exercised and does not necessarily reflect proceeds actually received by the individual.

(2)
The aggregate dollar value realized upon the vesting of an award represents the market price of the underlying shares on the date of vest as measured by the closing price on the NASDAQ Global Market multiplied by the number of shares vested.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2012 one of our officers or employees.  None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The following report has been submitted by the Compensation Committee of our Board of Directors:

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this definitive proxy statement on Schedule 14A for our 2012 Annual Meeting.

The foregoing report was submitted by the Compensation Committee of the Board of Directors and shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.

Respectfully submitted,

William J. Almon
Julien Nguyen
Lung C. Tsai

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information concerning the beneficial ownership of our Common Stock as of May 15, 2012 by each person known by us to be the beneficial owner of five percent or more of the outstanding shares of our Common Stock. Applicable percentage ownership is based on 32,904,078 shares of our Common Stock outstanding on May 15, 2012.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned
5% Shareholder
Royce & Associates, LLC (2)	3,942,068	12.0%
Blackrock, Inc. (3)	2,467,513	7.5
Affiliates of Potomac Capital (4)	2,419,952	7.4
Dimensional Fund Advisors LP (5)	1,710,748	5.2
Named Executive Officers, Directors and Nominees for Director
Thinh Q. Tran (6)	1,146,698	3.5%
Thomas E. Gay III (7)	185,064	*
Sal Cobar (8)	57,333	*
William J. Almon (9)	146,978	*
Julien Nguyen (10)	43,690	*
Lung C. Tsai (11)	58,690	*
All directors and executive officers as a group (6 persons) (12)	1,638,453	5.0%

_____________________________

*	Represents less than 1% of our Common Stock.
(1)
The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)
Based on information contained in Amendment No. 5 to Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, on January 20, 2012.  The address of this stockholder is 745 Fifth Avenue, New York, NY 10151.  Various accounts managed by Royce & Associates, LLC, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the Company.  The interest of one account, Royce Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 2,007,658 shares, or 6.1%, of the total outstanding shares as of May 15, 2012.

(3)
Based on information contained in Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, on January 20, 2012.  The address of this stockholder is 40 East 52nd Street, New York, NY 10022.  Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the Company.

(4)
Based on information contained in Amendment No. 4 to Schedule 13D filed with the SEC on April 30, 2012 by Potomac Capital Partners III, L.P. (“PCP III”), Potomac Capital Management III, L.L.C. (“Potomac Management III”), Potomac Capital Partners L.P. (“PCP”), Potomac Capital Management, L.L.C. (Potomac Management”), Paul J. Solit, Eric Singer, Mark J. Bonney, and Mark F. Fitzgerald. As of the close of business on April 27, 2012, PCP III beneficially owned 1,788,886 shares, PCP beneficially owned 631,066 shares and Mr. Singer directly owned 45,000 shares. The Schedule 13D, as amended, states that PCP III, Potomac Management III and Messrs. Solit and Singer share the power to vote and dispose of the shares beneficially owned by PCP III.  PCP, Potomac Management and Mr. Solit share the power to vote and dispose of the shares beneficially owned by PCP.  Mr. Singer has the sole power to vote and dispose of the Shares directly owned by Mr. Singer. The Schedule 13D, as amended, further states that each of the reporting persons may be deemed to have formed a group within the meaning of Rule 13d-5(b) under the Exchange Act and each may therefore be deemed to beneficially own the shares of common stock beneficially owned by the others.

(5)
Based on information contained in Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, on February 14, 2012.  The address of this stockholder is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.  Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G for this stockholder are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934, as amended.

(6)
Includes 512,277 shares issuable upon exercise of outstanding options which are exercisable within sixty (60) days of May 15, 2012, 539,111 shares of Common Stock held by Thinh Q Tran’s family trust and 19,000 shares of Common Stock held by his two children’s trusts (9,500 shares each).  Mr. Tran disclaims beneficial ownership of Common Stock held by these trusts. Includes 70,948 shares acquired on December 14, 2010 pursuant to a restricted stock award that are subject to vesting provisions and 100,000 shares acquired on December 2, 2011 pursuant to a restricted stock award that are subject to vesting provisions.

(7)
Includes 155,916 shares issuable upon the exercise of outstanding options which are exercisable within sixty (60) days of May 15, 2012.  Includes 14,189 shares acquired on December 14, 2010 pursuant to a restricted stock award that are subject to vesting provisions and 15,000 shares acquired on December 2, 2011 pursuant to a restricted stock award that are subject to vesting provisions.

(8)
Consists of 37,333 shares issuable upon the exercise of outstanding options which are exercisable within sixty (60) days of May 15, 2012.  Includes 20,000 shares acquired on December 2, 2011 pursuant to a restricted stock award that are subject to vesting provisions.

(9)
Includes 30,000 shares issuable upon the exercise of outstanding options which are exercisable within sixty (60) days of May 15, 2012. Includes 8,690 shares acquired on July 8, 2011 pursuant to a restricted stock award that are subject to vesting provisions.

(10)
Consists of 35,000 shares issuable upon the exercise of outstanding options which are exercisable within sixty (60) days of May 15, 2012.  Includes 8,690 shares acquired on July 8, 2011 pursuant to a restricted stock award that are subject to vesting provisions.

(11)
Consists of 50,000 shares issuable upon the exercise of outstanding options which are exercisable within sixty (60) days of May 15, 2012.  Includes 8,690 shares acquired on July 8, 2011 pursuant to a restricted stock award that are subject to vesting provisions.

(12)	Includes 820,526 shares issuable upon the exercise of outstanding options held by six officers and directors which are exercisable within sixty (60) days of May 15, 2012.

Equity Compensation Plan Information

The following table sets forth required information for the Company’s equity compensation plans as of January 28, 2012:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (1)(2)(3)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans approved by security holders	5,543,559	$12.73	3,923,480
Equity Compensation Plans not approved by security holders	302,468	9.14	—
Totals	5,846,027	$2.47	3,923,480

(1) Consists of securities remaining available for future issuance under Sigma’s 2009 Stock Incentive Plan and 2010 Employee Stock Purchase Plan.

(2) Consists of options initially issued under the CopperGate Communications, Ltd. 2003 Share Option Plan (the “CopperGate Plan”).  We assumed the CopperGate Plan and all then outstanding and unvested options issued thereunder in November 2009 in connection with our acquisition of CopperGate Communications, Ltd.  The CopperGate Plan originally provided for the grant of stock options to any employee, director, consultant or advisor of CopperGate Communications, Ltd. (“CopperGate”) or any of its affiliates.  There are no shares reserved for future issuance under the CopperGate Plan.  If options outstanding under the CopperGate Plan are terminated without being exercised or are forfeited as a result of termination of employment, these shares will not become available for future grant.  The CopperGate Plan was originally approved by the shareholders of CopperGate prior to the assumption by us of the CopperGate Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 2012.

MANNER AND COST OF PROXY SOLICITATION

The Company will pay for the entire cost of soliciting proxies pursuant to this Proxy Statement. The Company estimates that the total expenditures relating to the Company’s current proxy solicitation (other than salaries and wages of officers and employees) will be approximately $[              ], of which approximately $[               ] has been incurred as of the date hereof. In addition to solicitation by mail, our directors, executive officers and employees identified on Exhibit A may, without additional compensation, solicit proxies by mail, in person or by telephone or other electronic means.

The Company has retained Innisfree M&A Incorporated to assist in soliciting proxies for the Annual Meeting for a total fee not to exceed $200,000 plus out-of-pocket expenses. Innisfree has advised the Company that approximately 50 of its employees will be involved in the proxy solicitation on behalf of the Company. In addition, we have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Proposals of shareholders of the Company that are intended to be presented by a shareholder at the Company’s 2013 Annual Meeting must be received by the Secretary of the Company no later than [] in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.  Such shareholder must comply with the provisions of the Company’s Bylaws and the applicable rules of Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that section.

If a shareholder intends to submit a proposal at Sigma’s 2013 Annual Meeting which is not submitted in time to be eligible for inclusion in the proxy statement relating to that meeting, the shareholder must give timely written notice to the Secretary of Sigma at the principal executive officers of Sigma not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the annual meeting from the prior year; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the one year anniversary of the date of the previous year’s meeting, notice by the shareholder to be timely must be so received not later than the close of business on the later of 120 days in advance of such meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. Such shareholder must also comply with any other applicable provisions of the Company’s Bylaws and applicable law.  If such a shareholder fails to comply with the foregoing notice provisions, the proposal may not be brought before the meeting.

ANNUAL REPORT

The Company will furnish without charge, upon written request of any person who was a shareholder or beneficial owner of Common Stock at the close of business on June 12, 2012, a copy of the Company’s Annual Report on Form 10-K, including the financial statements, the financial statement schedules, and all exhibits.  The written request should be sent to: Secretary, Sigma Designs, Inc., 1778 McCarthy Blvd., Milpitas, California 95035.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote by telephone, the Internet, or by signing and mailing the enclosed proxy promptly.

By order of the Board of Directors

/s/ Thinh Q. Tran

Thinh Q. Tran
President and Chief Executive
Officer

[ ], 2012

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Sigma Designs, Inc.
common stock for the upcoming Annual Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS:

1.
Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-866-756-9926, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1344.  Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.
Vote by Internet – Please access https://www.proxyvotenow.com/sigm, and follow the simple instructions.  Please note you must type an “s” after http.  You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.
Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Sigma Designs, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED ▼

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.					Please mark your votes as indicated in this example		☒
	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
1.Election of Directors: Nominees:	☐	☐	☐	2. Ratification of the appointment of Armanino McKenna LLP as independent registered public accounting firm of Sigma Designs, Inc. for fiscal year 2013.	☐	☐	☐
01 Thinh Q. Tran 02 William J. Almon	03 Julien Nguyen 04 Lung C. Tsai			3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name or number in the space provided below.)
*Exceptions

Dated________________________________,2012
Signature _______________
Signature (if held jointly) _________
Title(s), if any  ______________________________
NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE TODAY!

SEE REVERSE SIDE
 FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED  ▼

WHITE PROXY
SIGMA DESIGNS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Sigma Designs, Inc., or Sigma, hereby appoints Thinh Q. Tran and Thomas E. Gay III and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of common stock of Sigma held of record by the undersigned on ________, at the Annual Meeting of Shareholders of Sigma to be held on ___________ at__________, local time, at ___________________________________, and any adjournments or postponements thereof. The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted “FOR” all of the director nominees listed above, “FOR” Proposals 2 and 3, and as said proxies deem advisable on such other matters as may properly come before the meeting.  Unless otherwise instructed, the proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.  The shares represented by this Proxy will not be cumulated with respect to any nominee for whom the authority to vote has been withheld.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

EXHIBIT A

INFORMATION CONCERNING PARTICIPANTS
IN THE COMPANY’S SOLICITATION OF PROXIES

          The following tables (“Directors” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, officers and employees who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our Annual Meeting.

Directors

          The principal occupations of our directors who are considered “participants” in our solicitation are set forth under the section above titled “Election of Directors” in this Proxy Statement. The name and business addresses of the organization of employment of our directors and nominees are as follows:

Name	Business Address

Thinh Q Tran	*

William J. Almon	*

Julien Nguyen	*

Lung C. Tsai	*

*	c/o Sigma Designs, Inc.
1778 McCarthy Blvd.
Milpitas, California 95035

Officers and Employees

          The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with us, and the business address is c/o Sigma Designs, Inc. 1778 McCarthy Blvd., Milpitas, California 95035.

Name	Principal Occupation
Thinh Q. Tran	Chairman, President and Chief Executive Officer
Thomas E. Gay III	Chief Financial Officer and Secretary

Information Regarding Ownership of the Company’s Securities by Participants

The shares of our stock beneficially owned or held as of May 15, 2012 by the persons listed above are set forth in the section above titled “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” in this Proxy Statement.

Information Regarding Transactions in the Company’s Securities by Participants

          The following table sets forth all transactions that may be deemed purchases and sales of shares of our common stock by the individuals who are considered “participants” between June 3, 2010 and June 3, 2012. Except as described in this Exhibit A or this Proxy Statement, shares of our common stock owned of record by each participant are also beneficially owned by such participant. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	# of Shares	Transaction Footnote

William J. Almon	07/12/2010	10,000	(4)
	06/01/2011	10,000	(1)
	07/08/2011	8,690	(2)
	12/19/2011	10,000	(1)
Lung C. Tsai	07/12/2010	10,000	(4)
	07/05/2011	11,303	(1)
	07/06/2011	600	(1)
	07/07/2011	3,097	(1)
	07/08/2011	8,690	(2)
Julien Nguyen	07/12/2010	10,000	(4)
	10/05/2010	4,500	(7)
	07/08/2011	8,690	(2)
Thinh Q. Tran	10/05/2010	27,000	(5)
	12/14/2010	70,948	(2)
	03/04/2011	25,000	(3)
	06/10/2011	20,000	(1)
	11/07/2011	31,667	(3)
	12/02/2011	100,000	(2)
	12/14/2011	5,205	(6)
	12/29/2011	16,000	(5)
	12/30/2011	15,667	(5)
Thomas E. Gay III	12/14/2010	14,189	(2)
	12/02/2011	15,000	(2)
	12/14/2011	1,041	(6)

(1)	Acquired—purchase of common stock
(2)	Acquired—restricted stock award
(3)	Acquired—exercise of employee stock options
(4)	Acquired—grant of stock options under the Company’s 2009 Stock Plan
(5)	Disposed—sale of common stock
(6)	Disposed—shares sold to satisfy tax withholding obligations in connection with the vesting of stock.
(7)	Acquired—exercise of employee stock options and sale of acquired common stock

Miscellaneous Information Regarding Participants

          Except as described in this Exhibit A or this Proxy Statement, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Exhibit A or this Proxy Statement, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Exhibit A or this Proxy Statement, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the Annual Meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. None of us, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

          Other than as set forth in this Exhibit A or this Proxy Statement, none of us, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.